Exhibit 10.40

November 4, 2013

Peter Fontana
via email to Peter.Fontana@weatherford.com

Re:    Separation Agreement

Dear Peter:

Pursuant to the terms of your Employment Agreement, as defined below, please consider this letter as official notice by Weatherford International Ltd. and its subsidiaries (“Weatherford”) of non-renewal of your Agreement beyond the current Employment Period, as well as full and final agreement regarding your separation from service from Weatherford. As part of your separation, you agree that you will step down as Executive Vice President and Chief Operating Officer of Weatherford as of the close of business on November 4, 2013, but continue as a regular, full-time employee until your separation becomes finally effective at the close of business on December 13, 2013 (the “Separation Date”). You will also execute any necessary documents requested by Weatherford, including resignation letters, relating to any positions or powers of attorney you hold for any Weatherford affiliates. In full, complete and final settlement of all amounts owed by Weatherford to you under your Employment Agreement with Weatherford, dated April 19, 2010, (your “Employment Agreement”), your assignment letters dated May 19, 2010, December 30, 2010, and January 9, 2012 1 (your “Assignment Letters”), various award agreements covering as yet unvested equity awards granted to you (“Awards”) and in satisfaction of any other end-of-service obligations or statutory benefits, Weatherford will provide you the financial compensation outlined in this letter.

For purposes of your Employment Agreement, Assignment Letters and Awards, and as agreed by you and Weatherford, the termination of your employment relationship is effective as of the Separation Date.

Pursuant to Section 5(b)(i) of your Employment Agreement, Weatherford will pay to you, in British pounds, the Accrued Obligation reflected in Table 1 below within 30 days of the Separation Date. You acknowledge and agree that Weatherford may withhold appropriate and applicable taxes from the amounts to be paid or processed but that you are ultimately responsible for the payment of your income and personal taxes and any other personal remuneration related tax expenses applicable to you.

From the date hereof to and until the Separation Date, you will continue to be paid your base salary and the amounts set forth in the Assignment Letter dated December 30, 2010, i.e. your annual stipend, local coefficient and international service premium, in accordance with normal payroll practices.

Within 30 days following your Separation Date, Weatherford will pay you a lump sum equal to the total amount set forth on Table 2 below.

1 Letter contains a typographical error, date referenced in letter states 2011 instead of 2012.

Weatherford	+1.713.836.4117 Direct	www.weatherford.com
2000 St. James Place	+1.713836.5050 Fax
Houston, TX 77056
USA

Peter Fontana
November 4, 2013

Pursuant to Section 5(b)(ii) of your Employment Agreement, you and your dependents will have continued insurance coverage for one year from the Separation Date, provided that you continue to pay the monthly employee contribution for benefits requiring an employee contribution. The current monthly payments for your benefit selections requiring an employee contribution are:

Medical:        USD 165.00 per month
Dental:            USD 24.00 per month
Vision:            USD     0.00 per month
Total            USD 189.00 per month

Payments should be made to Weatherford and mailed to “Benefits” at 2000 St. James Place, Houston, Texas 77056. These rates are effective through December 31, 2013 and are subject to change January 1, 2014. You will be notified of any change in payments as well as be given an opportunity to change any of your plans during any open-enrollment period. If you become re-employed with benefits during the one-year period, Weatherford benefit plans become secondary to coverage provided by a new employer.

You acknowledge your continuing obligations with respect to confidential information and Work Product under Sections 9 and 10 of the Employment Agreement and your obligations with respect to non-competition and non-solicitation under Section 11 of your Employment Agreement.

Pursuant to Section 5(b)(i)(A)(II) of your Employment Agreement and various Awards, you will have restricted share units and performance units vest as shown in Table 3 below. These will be transferred to your account in accordance with the terms of the various Awards.

The termination of your employment and your Employment Agreement does not reduce any rights you have under the indemnification agreement(s) between you and Weatherford or its subsidiaries.

Further, you and Weatherford agree that for a transitional period, as may be mutually agreed, commencing on the Separation Date, you will provide continuous consulting services to the Company as requested by Weatherford, such services expected to be rendered during normal business hours and upon reasonable notice. During the consulting period, you will be compensated at a rate of USD $50,000 per month, but such monthly rate shall be paid only starting April 19, 2014 and you agree that no other specific compensation or payments will be owed for services rendered prior to such date. You will be reimbursed normal and reasonable business expenses during this time. This consulting arrangement may be terminated at any time by either party upon 30 days written notice.

Please let me know if you have any questions regarding these matters. Otherwise, please execute this letter agreement where indicated below.

Best regards,

/s/ Alejandro Cestero
Alejandro Cestero
Vice President and Co-General Counsel

Weatherford	+1.713.836.4117 Direct	www.weatherford.com
2000 St. James Place	+1.713836.5050 Fax
Houston, TX 77056
USA

Peter Fontana
November 4, 2013

Acknowledged and Agreed
As of November 4, 2013

/s/ Peter T. Fontana
Peter T. Fontana

Peter Fontana
November 4, 2013

Table 1

Clause of Section 5(b)	Item	Amount
(i)(A)(I) (to be paid by January 13, 2014)	Accrued Obligation (includes accrued vacation @ 86.75 days)	GBP213,869.11
(i)(B)(II) (to be paid the later of January 13, 2014 or at the time annual bonuses are normally paid).	Expected, Pro-rated 2013 bonus @ target, *however, final payment will be based on actual performance	GBP609,381*
(i)(B)(III) (to be paid by January 13, 2014)	1 x base + bonus @ target	GBP1,281,984

Table 2

December 14, 2013 - April 18, 2014
Base:
Salary	222,566.67
Global Employee Retirement Savings Plan - match	11,128.33
International Benefits:
International Service Premium	22,256.67
Good and Services	44,513.33
Stipend (in lieu of housing, auto and schooling)	56,338.58

Amount Due	GBP 356,803.58

Table 3

Award	Grant Date	Units	Shares Vesting
Restricted Share Units	15 February 2011	37,688	37,688
Restricted Share Units	23 March 2012	66,807	66,807
Restricted Share Units	23 March 2012	66,807	66,807
Performance Units (a)	15 February 2011	113,064	TBD
Performance Units (b)	23 March 2012	100,211	TBD
Performance Units (c)	23 March 2012	100,210	TBD
Performance Units (d)	7 March 2013	429,923	TBD
Total			TBD

(a) - (d) Number of Shares Vesting for Performance Units to be calculated and measured as of Separation Date of December 13, 2013. For illustrative purposes only, as of September 30, 2013, the Performance Units would have vested as follows:

(a)	Weatherford ranked fourth, so these awards vest at 0.0x the units.

(b)	Weatherford ranked third, so these awards vest at 0.5x the units.

(c)	Weatherford’s CAGR was less than 10%, so these awards vest at 0.0x the units.

(d)	Weatherford’s CAGR was greater than 20%, so these awards vest at 2.0x the units.